ANSLOW & JACLIN, LLP                     Counselors at Law

RICHARD I. ANSLOW
Admitted in NJ, NY, DC
E-Mail: Ranslow@anslowlaw.com

GREGG E. JACLIN
Admitted in NJ, NY
E.Mail: Gjaclin@anslowlaw.com

ROSS A. GOLDSTEIN
Admitted in NJ, NY
E-Mail: Rgoldstein@anslowlaw.com
Website: www.anslowlaw.com
E-Mail: Firm@anslow.com

December 4, 2002

Fishtheworld.com, Inc.
22154 Martella Avenue
Boca Raton, Florida 33433

RE:	FISHTHEWORLD.COM, INC. Registration Statement

Dear Mr. Goldstein:

        You have requested our opinion, as counsel for Fishtheworld.com, Inc., a Florida corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

        The Registration Statement relates to an offering of 200,800 shares of the Company's common stock which are already issued and outstanding.

        We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

        No opinion is expressed herein as to any laws other than the State of Florida of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Richard I. Anslow RICHARD I. ANSLOW

4400 Route 9 South, 2nd Floor, Freehold, New Jersey 07728   Tel:  (732) 409-1212  Fax: (732) 577-1188